Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2015 Financial Results

HERCULES, CA - November 3, 2015 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2015.

Third-quarter reported revenues were $470.0 million, a decrease of 11.4% compared to $530.6 million reported for the third quarter of 2014. On a currency-neutral basis, quarterly revenues decreased 2.2% compared to the same period last year. Third-quarter gross margin increased to 56.1% compared to 54.4% during the same quarter in 2014. The year-over-year increase in gross margin in the third quarter compared to the same period last year was primarily due to a more favorable product mix as well as the consolidation and closure of certain facilities and product lines in 2014.

Net income for the third quarter was $17.4 million, or $0.59 per share on a fully diluted basis, compared to $11.5 million, or $0.39 per share during the same period last year. The increase in net income for the third quarter of 2015 was primarily the result of the absence of a nonrecurring expense of $12.1 million.

Year-to-date revenues were $1.45 billion, a decrease of 8.1% compared to $1.58 billion reported in the first three quarters of 2014. Adjusting for the impact of currency, year-to-date revenue growth for the first nine months of 2015 was 1.2%.

Year-to-date net income for the first three quarters of 2015 was $63.6 million, or $2.17 per share on a fully diluted basis, compared to $49.8 million, or $1.71 per share reported during the same period in 2014. The year-over-year increase of net income resulted primarily from several discrete items including the absence of nonrecurring expenses of $20.1 million accrued during the same period last year. This was partially offset by an increase of $7.6 million of expense reflecting the revaluation of contingent consideration for certain acquisitions, $3.3 million of bad debt expense, and a one-time distributor termination expense of $1.9 million. The effective income tax rate for the first nine months of 2015 was 31% compared to the tax rate of 42% during the same period in 2014. The lower tax rate in 2015 was primarily due to a decrease in tax reserves as a result of the expiration of statutes of limitation. The higher tax rate in 2014 was primarily due to losses incurred in foreign jurisdictions and nondeductible penalties.

Life Science
The Life Science segment net sales for the third quarter were $150.4 million, a decrease of 13.0% compared to the same period last year. On a currency-neutral basis, the Life Science segment sales were down 5.9% compared to the third quarter of 2014. The currency neutral sales decrease was somewhat offset by growth in Droplet Digital™ PCR products, the V3 Western Workflow™ western blotting portfolio, and iQ-Check® food science products. The currency neutral sales decrease was primarily in the U.S. and Asia, while sales in Europe had modest growth.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the third quarter were $316.2 million, a decrease of 10.9% compared to the third quarter in 2014. On a currency-neutral basis, the Clinical Diagnostics segment sales were relatively flat, decreasing 0.5% versus the same period last year. The segment achieved good overall sales growth in North America. Sales of quality control products were strong worldwide. Offsetting this was continued weakness in European markets, which are still experiencing consolidation and pricing pressures. In July, Bio-Rad announced that it had received U.S. Food and Drug Administration pre-market approval to offer its BioPlex® 2200 HIV Ag-Ab assay, the company's 5th generation HIV diagnostic test. Also during the quarter, Bio-Rad introduced the IH-500, a fully automated random access system for blood typing and screening for small and medium-size transfusion medicine laboratories. The instrument is available in Europe, Asia, Africa, Australia, and Latin America.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 3, 2015. Interested parties may access the call at 877-311-4349 within the U.S. or 720-634-9933 outside the U.S., passcode: 55492775. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,600 people worldwide and had revenues exceeding $2.1 billion in 2014. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our release of new products, sales by region and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include foreign currency exchange fluctuations, our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, supply chain issues, our ability to compete effectively, product quality and liability issues, reductions in government funding or capital spending of our customers, international legal and regulatory risks, recent changes to our global organizational structure and executive management team, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.
Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$469,961	$530,644	$1,448,884	$1,576,820
Cost of goods sold	206,509	242,068	635,729	715,713
Gross profit	263,452	288,576	813,155	861,107
Selling, general and administrative expense	187,445	202,550	568,845	600,663
Research and development expense	43,336	52,786	137,085	161,046
Income from operations	32,671	33,240	107,225	99,398
Interest expense	5,822	7,710	15,658	17,131
Foreign currency exchange losses (gains), net	2,166	3,667	8,910	6,118
Other (income) expense, net	(732)	(613)	(8,992)	(9,662)
Income before income taxes	25,415	22,476	91,649	85,811
Provision for income taxes	(8,045)	(10,967)	(28,038)	(36,003)
Net income	$17,370	$11,509	$63,611	$49,808

Basic earnings per share:
Net income per basic share	$0.59	$0.40	$2.18	$1.73
Weighted average common shares - basic	29,195	28,884	29,141	28,834

Diluted earnings per share:
Net income per diluted share	$0.59	$0.39	$2.17	$1.71
Weighted average common shares - diluted	29,439	29,141	29,372	29,097

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$507,329	$413,251
Short-term investments	278,749	284,384
Accounts receivable, net	341,548	377,640
Inventories, net	512,736	470,997
Other current assets	154,054	170,095
Total current assets	1,794,416	1,716,367

Property, plant and equipment, net	433,822	428,836
Goodwill, net	503,588	500,441
Purchased intangibles, net	225,020	254,228
Other investments	663,533	389,309
Other assets	46,017	52,097
Total assets	$3,666,396	$3,341,278

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$268,228	$282,034
Current maturities of long-term debt	379	265
Income and other taxes payable	22,621	35,165
Other current liabilities	144,007	129,297
Total current liabilities	435,235	446,761

Long-term debt, net of current maturities	435,728	435,710
Other long-term liabilities	365,704	273,652
Total liabilities	1,236,667	1,156,123

Total stockholders’ equity	2,429,729	2,185,155
Total liabilities and stockholders’ equity	$3,666,396	$3,341,278

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$1,443,672	$1,613,723
Cash paid to suppliers and employees	(1,278,255)	(1,352,654)
Interest paid, net	(9,620)	(10,757)
Income tax payments, net	(15,646)	(31,105)
Other operating activities	10,107	13,889
Net cash provided by operating activities	150,258	233,096
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(3,490)	(43,645)
Other investing activities	(79,601)	(97,422)
Net cash used in investing activities	(83,091)	(141,067)
Cash flows from financing activities:
Payments on long-term borrowings	(206)	(181)
Other financing activities	5,059	8,245
Net cash provided by financing activities	4,853	8,064
Effect of foreign exchange rate changes on cash	22,058	(7,051)
Net increase in cash and cash equivalents	94,078	93,042
Cash and cash equivalents at beginning of period	413,251	331,551
Cash and cash equivalents at end of period	$507,329	$424,593

Reconciliation of net income to net cash provided by operating activities:
Net income	$63,611	$49,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,970	110,129
Changes in working capital	(15,364)	61,772
Other	4,041	11,387
Net cash provided by operating activities	$150,258	$233,096